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                                                                    Exhibit 99.1

CONTACT:
Susan Burns
Citigate Sard Verbinnen
212-687-8080
sburns@sardverb.com

                       Lexent Receives Letter From Nasdaq


NEW YORK, MARCH 12, 2003 - Lexent Inc. (Nasdaq: LXNT), an infrastructure services provider delivering a full spectrum of design, program management and deployment services in the nation's largest metropolitan markets, today announced it has received a letter from The Nasdaq Stock Market notifying Lexent that, as a result of the previously announced resignations of its independent directors, Lexent does not currently meet the independent director and audit committee requirements for continued listing on Nasdaq. Nasdaq rules require Lexent to have an audit committee composed of at least three independent directors. Nasdaq is currently reviewing Lexent's eligibility for continued listing on Nasdaq and has requested that Lexent submit a specific plan and timetable to achieve compliance with the Nasdaq rules. Nasdaq has not yet issued a formal notice for the delisting of Lexent's securities from Nasdaq.

As previously announced, Lexent has retained Rodman & Renshaw, Inc. a New York based investment banking firm, to assist Lexent in analyzing and evaluating the previously announced offer from a management group, led by Hugh J. O'Kane, Jr., Lexent's Chairman, and Kevin O'Kane, Lexent's Vice Chairman and Chief Executive, to purchase all outstanding shares of common stock of the Company, other than those owned by the buying group, at $1.25 per share.

Lexent intends to request an extension of time from Nasdaq pending the evaluation of the proposed management offer. In the event that Nasdaq declines such request, Lexent may receive a formal delisting notice from Nasdaq. If a formal notification of delisting is received, Lexent intends to appeal such determination and will request a formal hearing with Nasdaq's Listing Qualifications Panel. However, if Lexent is not successful in maintaining the listing of its common stock on Nasdaq, its common stock will trade on the over-the-counter bulletin board.


ABOUT LEXENT INC.
Leveraging more than fifty years of experience, Lexent (Nasdaq: LXNT) is an infrastructure services company that designs, deploys and maintains fiber optic, electrical and life safety systems for telecommunications carriers and enterprise organizations in some of the largest national metropolitan markets. Supporting the above offerings, Lexent provides a full spectrum of project management and specialized maintenance services to utility, telecommunications, real estate, government and large enterprise customers. The Company has offices in New York, Boston, Washington D.C, Philadelphia, Miami, Long Island, White Plains, and the state of New Jersey. For additional information on the Company, see Lexent's web site at http://www.lexent.net.

FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which may be identified by the use of words such as "believes", "anticipates", "expects", "intends", and other similar expressions. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks are more fully outlined in the Company's registration statement on Form S-1 and other reports filed with the Securities and Exchange Commission.

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